                        AMENDED SECURED PROMISSORY NOTE

January __, 1998                                                       $762,500

         FOR VALUE RECEIVED, the undersigned, INNOPET BRANDS CORP., a Delaware corporation ("Maker"), hereby promises to pay to the order of INTERBANK SPECIAL PURPOSE CORPORATION II ("Payee") the principal sum of Seven Hundred Sixty-Two Thousand Five Hundred Dollars ($762,500) with interest on the unpaid principal amount at the rate of 1 1/2% per month (18% per annum), and with the principal balance and all accrued interest being due and payable on the earlier of 90 days from the date hereof, or at such time as a closing is consummated in the Company's private placement of its securities undertaken by Coleman and Company Securities, Inc. (the "Maturity Date"), all as hereinafter provided.

         1. Payments of Interest and Principal

                  (a) Interest. Maker shall pay interest to Payee on the unpaid outstanding principal balance owed to Payee hereunder at a rate of 1 1/2% per month (18% per annum). Interest shall be paid monthly on the date of each consecutive month commencing February 28, 1998 and through maturity of this Note or upon time of redemption or prepayment as hereinafter provided.

                  (b) Principal. Maker shall have no duty or obligation to pay any portion of the outstanding principal owed hereunder, except as hereinafter provided, until 90 days from the date hereof, or at such time as a closing is consummated in the Company's private placement of its securities undertaken by Coleman and Company Securities, Inc., whichever is earlier. On the Maturity Date, all accrued interest and outstanding principal shall be due and payable, and shall be paid, to Payee.

                  (c) Payments. All payments made hereunder shall be applied as made first to the payment of interest then due, and the balance of said payment shall be applied to the payment of the principal sum.

         2. Place of Payment. So long as Payee shall hold this Note, all payments of principal and interest shall be made at the address of Maker as specified herein upon presentment of this Note.

         3. Prepayments. From and after the date hereof, Maker shall have the option to prepay any portion or all of the remaining principal balance of this Note without penalty or premium. All optional or mandatory prepayments of principal made pursuant to this Note shall be accompanied by the payment of all accrued interest on such principal through the date of the payment.


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      4. Security Interest.

                  (a) Security Interest. As collateral security for the payment of this Note, Maker hereby pledges, transfers, assigns, sets over and grants to Payee a security interest in the Collateral (as hereinafter defined) wherever located.

                  (b) Continuation of Security Interest. The security interest granted in this Note shall continue in full force and effect until the payment in full of this Note.

                  (c) Collateral. The term "Collateral" shall mean the assets and rights listed on Schedule A hereto including all replacements, modifications, alterations, additions, all substitutions and replacements therefor, and all proceeds and products of the foregoing now owned or hereafter acquired by Maker.

                  (d) Further Assurances. Maker shall take such steps and execute and deliver such financing statements and other documents relating to the creation, validity or perfection of the security interests provided for herein, under the Uniform Commercial Code or other laws.

                  (e) Representations and Warranties. Maker hereby represents and warrants that Maker has good and marketable title to and owns all of the Collateral free and clear of any and all liens, encumbrances or security interests whatsoever, except as described on Schedule B attached hereto.

                  (f) Covenants of Maker. Until payment in full of the Note, Maker hereby covenants and agrees as follows:

                           (1) Observe Covenants, etc. Maker shall observe,
perform and comply with the covenants, terms and conditions of this Note.

                           (2) Payments of Proceeds. After the occurrence of an
"Event of Default", as hereinafter defined, and for so long as such default is continuing, Maker shall forthwith upon receipt of any proceeds of Collateral, pay such proceeds over the benefit of Payee, and such proceeds shall thereupon be used to the full extent available to satisfy Maker's obligations to Payee, the balance (if any) to be refunded to Maker.

                           (3) Payment of Expenses. After the occurrence of an
"Event of Default", Maker shall pay to Payee, upon demand, together with interest at the rate of 1 1/2% per month, from the date when incurred or advanced by Payee until repaid by Maker, all costs, attorney's fees, expenses and other sums incurred or advanced by Payee to preserve, collect, protect its interest in or realize on the Collateral, and to enforce Payees' rights as against Maker.

                           (4) Name Changes; Location Changes.




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                           (a) Maker shall notify Payee if Maker is known by
or conducting business under any names other than those set forth in this Note; and

                           (b) Maker shall notify Payee if Maker is using the
Collateral at locations other than those set forth above, or if it changes the location of its chief executive office.

                  (5) Other Liens. Maker shall not incur, create or permit to exist any mortgage, assignment, pledge, hypothecation, security interest, lien or other encumbrance on any of the Collateral, except (i) the liens referred to in Paragraph 4(e) above; (ii) liens for taxes not delinquent; (iii) those liens in favor of Payee created by the Note; and (iv) liens created in the ordinary course of business.

         (g) Miscellaneous Rights and Duties of Payee.
             -----------------------------------------

                  (1) Preservation of Collateral. After the occurrence of an "Event of Default", for so long as such default is continuing, without prior notice to Maker, Payee may take any and all action which in their sole discretion is necessary and proper to preserve their interest in the Collateral, including without limitation, the payment of debts of Maker which might, in Payees' sole discretion, impair the Collateral or Payees' security interest therein, purchasing insurance on the Collateral, repairing the Collateral, or paying taxes or assessments thereon, and the sums so expended by Payee shall be accrued by the Collateral, shall be added to the amount of the obligations due Payees and shall be payable on demand with interest at the rate of 1 1/2% per month from the date expended by Payee until repaid by Maker.

                  (2) Payees' Right to Cure. In the event Maker shall fail to perform any of its obligations hereunder, then Payee, in addition to all of their rights and remedies hereunder, may perform the same, but shall not be obligated to do so, at the cost and expense of Maker. In any such event, Maker shall promptly reimburse Payee together with interest at the rate of 1 1/2% per month from the date such sums are expended until repaid by Maker.

         (h) Default. The occurrence of any of the following shall constitute an event of default ("Event of Default"):

                  (1) Failure to Pay. Maker fails to pay, when due, any of the obligations provided for in this Note at their due date;

                  (2) Denominated Events. The occurrence of any event expressly denominated as an Event of Default in this Note;

                  (3) Failure to Deliver. Maker fails to deliver any proceeds collected from Accounts Receivable into Escrow Account;


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                  (4) Failure to Wire. Maker fails to promptly deliver to the
Escrow Account any funds received in connection with the private placement transaction currently being undertaken by Maker;

                  (5) Failure to Perform. Maker fails to perform or observe any material covenant, term or condition of this Note to be performed or observed by Maker (other than the default covered in subsection (b)(1) above) and such failure continues unremedied for a period of ten (10) days after written notice from Payee to Maker of such failure;

                  (6) Petition by or against Maker. There is filed by or against Maker any petition or complaint with respect to its own financial condition under any state or federal bankruptcy law or any amendment thereto (including without limitation a petition for reorganization, arrangement or extension of debts) or under any other similar or insolvencey laws providing for the relief of debtors and such petition or complaint is not set aside, stayed or terminated within thirty (30) days after filing or such other period as provided by applicable law;

                  (7) Appointment of Receiver. A receiver, trustee, conservator or liquidator is appointed for Maker, or for all or a substantial part of its assets; or Maker shall be adjudicated bankrupt, insolvent or in need of any relief provided to debtors by any court and such appointment or adjudication is not set aside, stayed or terminated within thirty (30) days after filing or such other period as provided by applicable law.

         (i) Remedies.

                  (1) Acceleration, Proceed Against Collateral. Upon the occurrence of an Event of Default and for so long as such default is continuing:

                           a) The total amount of (i) this Note and all other
sums which are (A) then due and unpaid or (B) thereafter to become due and payable; and (ii) interest on the foregoing sums, at the rate of 1 1/2% per month from said occurrence until paid in full (the "Default Amount") shall, at the option of Payee, become immediately due and payable without notice or demand;

                           (b) Payee may forthwith give written notice to Maker,
whereupon Maker shall, at its expense, promptly deliver any and all Collateral to such place as Payee may designate. In the event Payee obtains possession of the Collateral, Payee may sell any or all of the Collateral at public or private sale, at such price or prices as Payee may deem best, either for cash, on credit, or for the future delivery, in bulk or in parcels and\or lease or retain the Collateral repossessed using it or deeming it idle. Notice of any sale or other disposition shall be given to Maker at lease twenty (20) days before the time of any intended sale or disposition of the Collateral is to be made, which the Maker hereby agrees shall be reasonable notice of such sale or other disposition. The proceeds, if any, of any such sale or leasing by Payee shall be applied: First, to the payment of all fees and expenses incurred by Payee as a



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result of such Event of Default, including without limitation any legal fees and expenses incurred in repossessing the Collateral and selling and\or leasing it; Second to pay the Default Amount to the extent not previously paid by Maker; and Third to pay any excess remaining thereafter to Maker; and

                           (c) Maker shall notify all of its clients and
customers to make payments of any obligations to Maker directly to Payee.

                           (d) Payee may exercise any other remedies provided
under applicable laws.

                           (e) The foregoing notwithstanding, in the event of
default and the resort to any of the remedies herein provided to the Payee, Maker shall retain a non-exclusive right to utilize the patents, trademark and technology included as part of the "Collateral" provided as security hereunder.

                  (2) Set-off. Upon the occurrence of an Event of Default, Payee shall have the right, immediately and without notice or other action, to set-off against any of the Maker's liabilities to Payee any money owed by Maker in any capacity to Payee, whether or not due, and Payee shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such Event of Default even though the actual book entries may be made at a time subsequent thereto.

                  (3) Cumulative Remedies; Waivers. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Payee of any default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default or Event of Default. The failure or delay of Payee in exercising any rights granted it hereunder under any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies and any single or partial exercise of any particular right by Payee shall not exhaust the same or constitute a waiver of any other right provided herein.

                  (4) Costs and Expenses. Maker shall be liable for all costs, charges and expenses incurred by Payee by reason of the occurrence of any Event of Default or the exercise of Payees' remedies with respect thereto.

                  (5) No Marshalling. All Collateral heretofore, herein or hereafter given to Payee shall secure payment of all obligations to Payee. Payee shall be under no obligation to proceed against any or all of the Collateral before proceeding directly against Maker. Payee shall be under no obligation whatsoever to proceed first against any of the Collateral before proceeding against any other of the Collateral. It is expressly understood and agreed that all of the Collateral stands as equal security for all obligations, and that Payee shall have the right to proceed against any or all of the Collateral in any order, or simultaneously, as


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

in their sole discretion they shall determine. It is further understood and agreed that Payee shall have the right, as they in their sole discretion shall determine to sell any or all of the Collateral in any order or simultaneously.

                  (6) Other Remedies. The remedies granted to Payee herein upon an Event of Default are not restrictive of any and all other rights and remedies of Payee provided for by this Note, and of the relevant documents and applicable law.

         5. Miscellaneous.

                  (a) Waivers. No waiver of any term or condition of this Note shall be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of Payee to exercise any power hereunder, or to insist upon strict compliance by Maker of any obligations hereunder, and no custom or other practice at variance with the terms hereof shall constitute a waiver of the right of Payee to demand exact compliance with such term.

                  (b) Invalid Terms. In the event any provision contained in this Note shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceabiltiy shall not effect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (c) Successors. This Note shall be binding upon Maker, its legal representatives, successors and assigns, and inure to the benefit of Payee, its legal representatives, successors and assigns.

                  (d) Controlling Law. This Note shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

                  (c) Amendments. This Note may be amended only by an instrument in writing executed by the party against which enforcement of the amendment is sought.

                  (f) Notices. All notices, request, demands and other communications required or permitted to be given hereunder shall be sufficiently given if addressed to the Maker at One East Broward Blvd., Suite 1100, Fort Lauderdale, FL 33301, and to Payee at 1733 Connecticut Avenue, N.W., Washington, D.C. 20009, posted in the U.S. mail by certified or registered mail, return receipt requested. Any party may change said address by giving the other hereto notice of such change of address. Notice given as hereinabove prescribed shall be deemed given on the date of its deposit in the United States mail and, unless sooner received, shall be deemed received by the party to whom it is addressed on the fifth calendar day following the date on which said notice is deposited in the mail.






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                  (g) Construction of Terms. Whenever the context so requires, any gender is deemed to include any other, and the singular is deemed to include the plural, and conversely.

                  (h) Time of Essence. Time is of the essence in this Note and each and every provision hereof.

                  (i) Headings. All section and subsection headings herein, wherever they appear, are for convenience only and shall not affect the construction of any terms herein.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized officer and its seal affixed hereto, as of the day and year first above written.


                         INNOPET BRANDS CORP.




                         By: ___________________________________
                         Name:
                         Title:




Attest:


By: ___________________________________
Name:
Title: Secretary








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                                   SCHEDULE A

                     Collateral for Secured Promissory Note
                     --------------------------------------

  The capitalized types of collateral used herein shall have the meaning ascribed to them on the Uniform Commercial Code ("UCC") as of the date of this filing. The term "Collateral" shall include the following, to wit:

  A. 1. All "Inventory" in which Debtor now has any rights, all accessions thereto and substitutions therefor, and all inventory in which Debtor hereafter acquires any rights, wherever located whether in possession of a seller, in transit from the seller to Debtor, in transit from Debtor's premises or elsewhere, all contractual rights to purchase inventory, all shipping invoices, bills of lading, and warehouse receipts covering such inventory and all products and proceeds of such Collateral.

     2. Inventory shall include all material and supplies used in Debtor's business. Inventory as of the date hereof includes, but is not limited to, machinery, products and supplies, as well as any such goods as are held for sale or lease in Debtor's business.

  B. All "Equipment" in which Debtor has any rights, and all accessions thereto and substitutions therefor, and all Equipment in which Debtor hereafter acquires any rights, whether in possession of a seller, in transit from seller to Debtor, on Debtor's premises or elsewhere, all contractual rights to purchase Accessions, all shipping invoices, bills of lading, and warehouse receipts covering such Equipment, and all proceeds of such Collateral, whether the Equipment be affixed to realty or not. It is expressly agreed that any Equipment affixed to realty shall remain personal property. Debtor agrees not to affix any equipment or realty or allow any Equipment to become accessions to goods without prior written consent of secured party, and in no event in such a way that removal would damage the realty or goods. Equipment, as of the date hereof, includes any and all machinery, products and supplies not considered Inventory, plus office furniture, fixtures and furnishings.

  C. All "Accounts", "Contract Right", "Chattel Paper", "Goods", "Instruments" "Documents", "General Intangibles", "Letters and Advices of Credit" and "Money" in which Debtor now has any rights and hereafter acquires any rights, however arising, including all bank accounts in which Debtor has deposited proceeds of any Collateral, and all rights arising out of credit card charge slips deposited or negotiated by Debtor, all accounts receivable and Chattel Paper, all trademarks and trade names, trade secrets (including the Company's Commander Technology) license and other occupational licenses and permits, files, correspondence, advertising programs, customer lists, good will, all monies becoming due Debtor from any sale of Collateral on account of rebates, warranty service or bonuses, all amounts due under and all rights under any Letters of Credit for the benefit of Debtor or in which Debtor has rights, and all books and records of Debtor, including computer records and programs.

  D. All rents, royalties, revenues, increase, income, profits, insurance and all other "Proceeds" of any and all of the foregoing Collateral.

  E. All of Debtor's property, both real and personal, tangible and intangible, now owned or hereafter acquired, wherever located, and all accessions and accretions thereto, and all products, insurance and other proceeds of the foregoing.

  F. All vehicles, trailers, automobiles, trucks or other property evidenced by a certificate of title or other title document.

  G. All proceeds of Collateral of every kind and nature and in whatever form, including, without limitation, both cash and non-cash proceeds resulting or arising from the rendering of services by Borrower or the sale, lease or other disposition by Debtor of the inventory or other Collateral.

     (4) Failure to Wire. Maker fails to promptly deliver to the Escrow Account any funds received in connection with the private placement transaction currently being undertaken by Coleman and Company Securities, Inc.;


     (5) Failure to Perform. Maker fails to perform or observe any material covenant, terms or condition of this Note to be performed or observed by Maker (other than the default covered in subsection (h)(1) above) and such failure continues unremedied for a period of ten (10) days after written notice from Payee to Maker of such failure:


     (6) Petition by or against Maker. There is filed by or against Maker any petition or complaint with respect to its own financial condition under any state or federal bankruptcy law or any amendment thereto (including without limitation a petition for reorganization, arrangement or extension of debts) or under any other similar or insolvency laws providing for the relief of debtors and such petition or complaint is not set aside, stayed or terminated within thirty (30) days after filing or such other period as provided by applicable law; or

     (7) Appointment of Receiver. A receiver, trustee, conservator, or liquidator is appointed for Maker, or for all or a substantial part of its assets; or Maker shall be adjudicated bankrupt, insolvent or in need of any relief provided to debtors by any court and such appointment or adjudication is not set aside, stayed or terminated within thirty (30) days after filing or such other period as provided by applicable law.

        (a) Remedies.

           (i) Acceleration, Proceed Against Collateral. Upon the occurrence of an Event of Default and for so long as such default is continuing:

              (a) The total amount of (i) this Note and all other sums which are
(A) then due and unpaid or (B) thereafter to become due and payable; and (ii) interest on the foregoing sums, at the rate of 1 1/2% per month from said occurrence until paid in full (the "Default Amount") shall, at the option of Payee, become immediately due and payable without notice or demand;

              (b) Payee may forthwith give written notice to Maker, whereupon Maker shall, at its expense, promptly deliver any and all Collateral to such place as Payee may designate. In the event Payee obtains possession of the Collateral, Payee may sell any or all of the Collateral at public or private sale, at such price or prices as Payee may deem best, either for cash, on credit, or for future delivery, in bulk or in parcels and/or lease or retain the Collateral reposessed using it or keeping it idle. Notice of any sale or other disposition shall be given to Maker at least twenty (20) days before the time of any intended sale or disposition of the Collateral is to be made, which the Maker hereby agrees shall be reasonable notice of such sale or other disposition. The proceeds, if any, of any such sale or leasing by Payee shall be applied: First, to the payment of all fees and expenses incurred by Payee as a


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